SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant    X
                    -------
Filed by a Party other than the Registrant
                                           --------

Check the Appropriate Box:


  X        Preliminary Proxy Statement
-------


------- Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))



           Definitive Proxy Statement
-------


           Definitive Additional Materials
-------


           Soliciting Materials Pursuant toss.240.14a-11(c) orss.240.14a-12
-------


                       SIMON TRANSPORTATION SERVICES INC.
                (Name of Registrant as Specified in its Charter)

            The Simon Transportation Services Inc. Board of Directors
            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the Appropriate Box):


  X      No fee required
-------


         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
-------

         (1)     Title of each class of securities to which
                 transaction applies:                                   N/A
                                                                     ---------
         (2)     Aggregate number of securities to which
                 transaction applies:                                   N/A
                                                                     ---------
         (3)     Price per unit or other underlying value of
                 transaction computed pursuant to Exchange Act
                 Rule 0-11:                                             N/A
                                                                     ---------
         (4)     Proposed maximum aggregate value of transaction:       N/A
                                                                     ---------
         (5)     Total fee paid:                                        N/A
                                                                     ---------

         $ N/A   = Amount on which filing fee is calculated


-------  Fee paid previously with preliminary materials



            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)       Amount previously paid:                            N/A
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
                       SIMON TRANSPORTATION SERVICES INC.
                                 P.O. Box 26297
                         Salt Lake City, Utah 84126-0297
                  --------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON [ ], 2001

--------------------------------------------------------------------------------

To Our Stockholders:

         A Special Meeting of Stockholders ("Special Meeting") of Simon Transportation Services Inc., a Nevada corporation (the "Company"), will be held at the Simon Transportation Services Inc. corporate headquarters, 5175 West 2100 South, West Valley City, Utah 84120, at 10:00 a.m., Mountain Standard Time, on [ ], 2001, for the following purposes:

     1. To consider and act upon a proposal to approve the grant to the Moyes Children's Limited Partnership of a warrant to purchase 162,401 of the Company's Series I Preferred Shares;

     2. To consider and act upon a proposal to issue 130,042 of the Company's Series II Preferred Shares to Interstate Equipment Leasing, Inc.;

     3. To consider and act upon a proposal to grant to Interstate Equipment Leasing, Inc. a warrant to purchase 130,042 of the Company's Series II Preferred Shares; and

     4. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

         The foregoing matters are more fully described in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on November [ ], 2001, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. Series I Preferred Shares and shares of Class A Common Stock may be voted at the Special Meeting only if the holder is present at the Special Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation. All stockholders are cordially invited to attend the Special Meeting.

                                              By Order of the Board of Directors
                                              /s/ Jon F. Isaacson
                                              Jon F. Isaacson
                                              Chief Executive Officer
Salt Lake City, Utah
November [__], 2001

                                                              [PRELIMINARY COPY]

                       SIMON TRANSPORTATION SERVICES INC.
                              Post Office Box 26297
                          Salt Lake City, UT 84126-0297
                  --------------------------------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD [ ], 2001

--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Simon Transportation Services Inc., a Nevada corporation (the "Company"), to be used at the Special Meeting of Stockholders of the Company ("Special Meeting"), which will be held at the Simon Transportation Services Inc. corporate headquarters, 5175 West 2100 South, West Valley City, Utah 84120, on [ ], 2001, at 10:00 a.m., Mountain Standard Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is November [___], 2001.


                              PROXIES AND VOTING

         Only stockholders of record at the close of business on November [ ], 2001, are entitled to vote, either in person or by valid proxy, at the Special Meeting. Holders of Class A Common Stock are entitled to one vote for each share held. Holders of Series I Preferred Shares are entitled to 10 votes for each share held. On November [ ], 2001, there were outstanding 6,115,109 shares of Class A Common Stock, par value one cent ($.01) ("Common Stock"), entitled to cast an aggregate 6,115,109 votes on all matters subject to a vote at the Special Meeting, and 162,401 Series I Preferred Shares, par value one cent ($.01) per share, entitled to cast an aggregate 1,624,010 votes on all matters subject to a vote at the Special Meeting. At September 30, 2001, the Company had a total of 6,227,510 shares of Common Stock and Series I Preferred Shares outstanding, entitled to cast an aggregate 7,739,119 votes on all matters subject to a vote at the Special Meeting. The number of issued and outstanding shares excludes approximately 2,412,000 shares of Common Stock reserved for issuance under the Company's incentive stock plans. Holders of unexercised options are not entitled to vote at the Special Meeting.

         Any stockholder may be represented and may vote at the Special Meeting by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any stockholder giving a proxy may revoke it at any time prior to its use at the Special Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the Company.

         Each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. If no direction is specified by the stockholder, the proxy will be voted "FOR" the proposal specified in this notice, and, at the discretion of the proxyholder, upon such other matters as may properly come before the meeting or any adjournment thereof.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Tables set forth information concerning the annual and long-term compensation paid to the chief executive officer and six other named executive officers of the Company (the "Named Officers"), for services in all capacities to the Company for the fiscal years ended September 30, 2001, 2000, and 1999.

                             SUMMARY COMPENSATION TABLE
                     (Named Officers as of October 11, 2001)
                                                                              Long-Term Compensation
                                                                           -----------------------------
                                             Annual Compensation                 Awards        Payouts
                                   ----------------------------------------------------------------------
   Name and Principal Position       Year   Salary   Bonus   Other Annual  Restricted Option/    LTIP     All Other
                                                             Compensation    Stock      SAR    Payouts  Compensation1
                                                                            Award(s)
                                              ($)     ($)         ($)         ($)       (#)      ($)         ($)
------------------------------------------------------------ ---------------------------------------------------------
Jon F. Isaacson2                     2001   150,000    -           -           -      125,000     -           -
  Chief Executive Officer            2000    25,000    -           -           -         -        -           -
                                     1999      -       -           -           -         -        -           -
Kelle A. Simon                       2001   154,903    -           -           -         -        -         2,913
  President                          2000   190,620    -           -           -       75,000     -         2,803
                                     1999   156,000    -           -           -         -        -         2,803
Tork A. Fulton3                      2001   111,154    -           -           -       12,500     -         2,913
  Vice President of Operations       2000   105,408    -           -           -         -        -         2,803
                                     1999   100,480    -           -           -         -        -         2,803


William J. Baker, Jr.                2001   106,470    -           -           -        2,500     -         1,457
  Controller                         2000   102,500    -           -           -         -        -           539
                                     1999    88,400    -           -           -         -        -             -

1 Represents the amount of Company-paid health benefits.
2 Named Chief Executive Officer effective September 19, 2000. See "Compensation Committee Interlocks and Insider Participation" for additional information with respect to Mr. Isaacson's employment.
3 Named Vice President of Operations effective April 2, 2001.

                           SUMMARY COMPENSATION TABLE
                       (Named Officers No Longer Employed
                             as of October 11, 2001)
                                                                              Long-Term Compensation
                                                                           -----------------------------
                                             Annual Compensation                 Awards        Payouts
                                   ----------------------------------------------------------------------
   Name and Principal Position      Year    Salary   Bonus   Other Annual  Restricted Option/    LTIP     All Other
                                                             Compensation    Stock      SAR    Payouts  Compensation1
                                                                            Award(s)
                                              ($)     ($)         ($)         ($)       (#)      ($)         ($)
------------------------------------------- ---------------- ---------------------------------------------------------
Alban B. Lang2                      2001    154,903    -           -           -         -        -         2,913
  Chief Financial Officer,          2000    190,620    -           -           -      75,000      -         2,803
  Treasurer, and Secretary          1999    156,000    -           -           -         -        -         2,803
Lyn Simon3                          2001    115,603    -           -           -         -        -        41,506
  Vice President of Sales and       2000    190,620    -           -           -      75,000      -         2,803
Marketing                           1999    156,000    -           -           -         -        -         2,803

Sherry S. Bokovoy4                  2001    140,203    -           -           -         -        -        17,378
  Vice President of Human           2000    190,620    -           -           -      75,000      -         2,803
  Resources                         1999     93,600    -           -           -         -        -         2,803

1 Represents the amount of Company-paid health benefits in the amount of $2,913 for Alban B. Lang, $2,206 for Lyn Simon, and $2,678 for Sherry S. Bokovoy. For Mr. Simon and Ms. Bokovoy, amounts also include $39,300 and $14,700, respectively, pursuant to their individual employment and noncompetition agreements. See "Employment Agreements" for additional information with regard to Mr. Simon's and Ms. Bokovoy's employment agreements. 2 Resigned as an officer of the Company and voluntarily terminated employment effective October 11, 2001. See "Employment Agreements" for additional information. 3 Removed as an officer of the Company and employment terminated effective June 9, 2001.
4 Resigned as an officer of the Company and voluntarily terminated employment effective August 12, 2001.

          The Company granted options to purchase 140,000 shares of Common Stock to the Named Officers during the fiscal year ended September 30, 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realizable Value at
                                                                                         Assumed Annual Rates of Stock
                                                                                         Price Appreciation for Option
                                   Individual Grants                                                  Term
-----------------------------------------------------------------------------------------------------------------------
                             Number of        % of Total
                             Securities      Options/SARs
                             Underlying       Granted to     Exercise or
                            Options/SARs     Employees in     Base Price    Expiration
Name                         Granted(#)      Fiscal Year      ($/Share)        Date            5%            10%
-----------------------------------------------------------------------------------------------------------------------
Jon F. Isaacson               125,000           77.64%          $5.188      11/30/2010      $407,838      $1,033,542
Kelle A. Simon                   -                -               -              -             -              -
Tork A. Fulton                 12,500            7.76%          $4.938      04/02/2011       $38,819         $98,374
William J. Baker, Jr.           2,500            1.55%          $4.938      04/02/2011        $7,764         $19,675
Alban B. Lang1                   -                -               -              -             -              -
Lyn Simon2                       -                -               -              -             -              -
Sherry S. Bokovoy3               -                -               -              -             -              -

1 Resigned as an officer of the Company and voluntarily terminated employment effective October 11, 2001.
2 Removed as an officer of the Company and employment terminated effective June 9, 2001.
3 Resigned as an officer of the Company and voluntarily terminated employment effective August 12, 2001.

         The following table sets forth information with respect to the Named Officers concerning the exercise and ownership of options held at September 30, 2001:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                                Number of Securities          Value of Unexercised
                              Shares                           Underlying Unexercised      In-the-Money Options/SARs
                            acquired on         Value        Options/SARs at FY-End (#)          at FY-End ($)
Name                       exercise (#)     Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------------------------ ---------------- ----------------------------- -----------------------------
Jon F. Isaacson                  -                -                 50,000/75,000                     $0/0
Kelle A. Simon                   -                -                185,000/15,000                     $0/0
Tork A. Fulton                   -                -                  2,000/20,500                     $0/0
William J. Baker, Jr.            -                -                  7,160/10,540                     $0/0
Alban B. Lang1                   -                -                185,000/15,000                     $0/0
Lyn Simon2                       -                -                 75,000/     0                     $0/0
Sherry S. Bokovoy3                                                 170,000/     0                     $0/0

1 Resigned as an officer of the Company and voluntarily terminated employment effective October 11, 2001. Of the options held by Mr. Lang, 15,000 were forfeited October 11, 2001, 60,000 will be forfeited January 9, 2002, if not exercised, and the remaining 125,000 will be forfeited January 11, 2002, if not exercised.
2 Removed as an officer of the Company and employment terminated effective June 9, 2001. The 75,000 options held by Mr. Simon will be forfeited December 9, 2002, if not exercised.
3 Resigned as an officer of the Company and voluntarily terminated employment effective August 12, 2001. Of the options held by Ms. Bokovoy, 45,000 will be forfeited November 10, 2001, if not exercised, and the remaining 125,000 will be forfeited November 12, 2001, if not exercised.

         The Company does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights.

Board of Directors Compensation

         Directors who are not employees of the Company receive an annual retainer of $5,000 plus $1,000 per meeting of the Board of Directors or a committee thereof attended by the director (if such committee meeting is held other than on the day of a Board meeting), plus reimbursement of expenses incurred in attending such Board or committee meetings. All the current non-employee directors of the Company, other than Jerry Moyes, received an option to purchase 5,000 shares of the Company's Common Stock on February 21,

2001, the date of the Company's last annual meeting. Upon being elected or appointed, each new non-employee director will also receive an option to purchase 5,000 shares of the Company's Common Stock. On each five-year anniversary of the date a non-employee director was appointed or elected, the individual will receive an option to purchase an additional 5,000 shares of the Company's Common Stock, provided that the non-employee director continues to serve on the board as of such date. Mr. Moyes will be eligible for an option grant on such anniversary. Grants are at 85% of the closing price on last day of the calendar month preceding the grant date.

Employment Agreements

         On September 19, 2000, the Company and Kelle A. Simon, Lyn Simon, Sherry S. Bokovoy, and Alban B. Lang entered into Employment and Noncompetition Agreements providing for employment by the Company at an annual salary of $156,000. They also agreed not to compete with the Company during the period of employment, and for a period thereafter. Lyn Simon's employment by the Company was terminated effective June 9, 2001. Under his employment agreement, Mr. Simon will receive $156,000 in noncompete payments for a three-year period. Ms. Bokovoy voluntarily resigned her employment effective August 12, 2001. Under Ms. Bokovoy's employment agreement, she will receive $156,000 in noncompete payments over twelve months, commencing on August 12, 2001. Mr. Lang voluntarily resigned his employment effective October 11, 2001. Under Mr. Lang's employment agreement, he will receive $156,000 in noncompete payments over twelve months, commencing on October 11, 2001.

         Under certain circumstances in which there is a change of control, executive officers holding outstanding stock options granted under certain option plans are entitled to exercise such options notwithstanding that such options otherwise may not have been fully exercisable.

Compensation Committee Report on Executive Compensation

         The Compensation Committee believes that the Company's executive officers, including the Named Officers and the Chief Executive Officer, should be compensated at a level comparable to persons holding similar positions at peer companies, taking into account the relative size of the companies, responsibilities of the officers, experience, geographical location, and the relative performance of the Company and its peers, measured by stock performance, profit margin, and revenue and net income growth rates. In addition, the Compensation Committee will consider the attainment of specific goals that may be established for such officers from time-to-time. Corporate performance, measured by stock appreciation, is an important aspect of the executive officers' compensation. The base salary of Mr. Isaacson was established based upon the compensation of the other executive officers of the Company. The Compensation Committee believes that the base salaries paid to the Chief Executive Officer and other Named Officers are reasonable in comparison with other salaries in the industry. In addition to base salaries, the Chief Executive Officer and certain other executives of the Company are eligible to receive an annual performance bonus based on the operating ratio of the Company. The bonus is equal to $10,000 for each percentage point or portion thereof that the operating ratio (operating expenses plus, for purposes of this calculation, interest divided by revenue) is less than 97%. The Company did not meet its goal in fiscal year 2001, therefore these executive officers did not receive bonuses.

                                 Compensation Committee:
                                 Jerry Moyes
                                 Jon F. Isaacson
                                 Earl H. Scudder
                                 Lou A. Edwards

Compensation Committee Interlocks and Insider
Participation

         Jerry Moyes, Jon F. Isaacson, Earl H. Scudder, and Lou A. Edwards were appointed to the Compensation Committee on September 19, 2000, and were reelected on February 21, 2001. Mr. Isaacson serves as the Company's Chief Executive Officer and is the only employee or executive officer of the Company serving on the Compensation Committee.

         Prior to his appointment as the Company's Chief Executive Officer on September 19, 2000, Jon F. Isaacson was employed by Swift Transportation Co., Inc. ("Swift"), as Vice President of East Coast Operations. During 2000, Mr. Isaacson expressed his desire to relocate from Greer, South Carolina to his home state of Utah. Swift, not wanting to lose the services of Mr. Isaacson, agreed to lease Mr. Isaacson's services to the Company. Mr. Isaacson is an ISO 9002 internal auditor and will continue to assist Swift in the process of obtaining ISO 9002 certification. He also will consult with Swift concerning potential acquisition candidates and operations issues. The Company, which primarily transports products in temperature-controlled trailers, and Swift, as a nationwide truckload carrier of dry van and flatbed freight, do not compete with each other in any material respect. The initial term of the lease is for a period ending December 28, 2003. The Company will reimburse Swift for all salary and benefit expenses associated with Mr. Isaacson's employment by Swift. Mr. Isaacson will retain options to purchase shares of Swift stock that are outstanding.

         The Company provides transportation services to Swift and recognized $46,767 in operating revenue for the year ended September 30, 2001. At September 30, 2001, $600 was owed to the Company for these services. Mr. Moyes is an executive officer of and, directly and through affiliated entities, owns a significant portion of Swift. The prices were established through arms'-length negotiations between the parties.

         The Company also provides transportation services to Central Freight Lines, Inc. and recognized $851,452 in operating revenue for the year ended September 30, 2001. At September 30, 2001, $48,584 was owed to the Company for these services. Mr. Moyes is a director of and, directly and through affiliated entities, owns a significant portion of Central Freight Lines, Inc. The prices were established through arms'-length negotiations between the parties.

         The Equity Issuance Committee of the Company's Board of Directors consisting of Kelle A. Simon, Lou A. Edwards, Jon F. Isaacson, and Gordon K. Holladay (the "Committee"), has adopted and approved the issuance of 162,401 shares of the Company's Series I Preferred Shares and warrants to purchase Series I Preferred Shares to the Moyes Children's Limited Partnership (the "Partnership"). The sole general partner of the Partnership is Ronald Moyes, who is the brother of Jerry Moyes. The prices were established through arms'-length negotiations between the parties. For additional information concerning the transactions involving the Company and the Partnership, see "Proposal 1 - Approval of Issuance of Warrant to Purchase Series I Preferred Shares".

          As of September 30, 2001, Interstate Equipment Leasing, Inc. ("Interstate") had advanced $2,080,670 to the Company. Interstate and the Company have agreed to convert these advances to Series II Preferred Shares and warrants to purchase Series II Preferred Shares, subject to stockholder approval. Interstate is wholly-owned by Mr. Moyes. The prices were established through arms'-length negotiations between the parties. For additional information concerning the transactions involving the Company and Interstate, see "Proposal 2 - Issuance of Series II Preferred Shares " and "Proposal 3 - Issuance of Warrant to Purchase Series II Preferred Shares".

          Earl H. Scudder's law firm serves as the Company's corporate and securities counsel and earned approximately $247,490 in fees for legal services for the twelve-month period ended September 30, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year, except that Forms 4 for the Partnership, Ronald Moyes, Jerry Moyes, and Vickie Moyes with respect to an acquisition of Common Stock by the Partnership which occurred in March, 2001, were not filed until August, 2001.

Stock Price Performance Graph

The following graph compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total stockholder return of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Trucking & Transportation Stocks commencing September 30, 1996, and ending September 28, 2001.



                   GRAPH WAS CENTERED HERE IN PRINTED FORM



CRSP Total Returns Index for:             09/1996     09/1997     09/1998     09/1999     09/2000     09/2001
-----------------------------             -------     -------     -------     -------     -------     -------
SIMON TRANSPORTATION SERVICES INC.         100.0       170.7        37.0        34.3        43.3        12.4
Nasdaq Stock Market (US Companies)         100.0       137.3       139.4       227.8       302.5       123.6
Nasdaq Trucking & Transportation Stocks    100.0       141.0       105.5       120.4       104.0        98.4




         The stock performance graph assumes $100 was invested on September 30, 1996. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse predictions as to future stock performance. The CRSP Index for NASDAQ Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the NASDAQ Stock Market, as well as all NASDAQ companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of September 30, 2001, the number and percentage of outstanding shares of Common Stock and Series I Preferred Shares beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director, by each Named Officer of the Company, and by all directors and executive officers of the Company as a group. The Company's Common Stock and the Series I Preferred Shares were the only classes outstanding as of September 30, 2001. The issuance of the Company's Series II Preferred Shares to Interstate will be effective September 30, 2001, if approved by the Company's stockholders at the Special Meeting. Information for Dimensional Fund Advisors Inc., Wynnefield Capital Management, LLC, and MaLeCo is based upon Schedule 13G and 13D filings with the SEC.


                            SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

--------------------------------------------------------------------------------------------------------------------
                                                                           Amount & Nature of   Percent of Class3
                                                                               Beneficial
      Title of Class                 Name of Beneficial Owner1                 Ownership2
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Jerry Moyes4 5                                     4,949,159               61.6%

--------------------------------------------------------------------------------------------------------------------
      Class A Common       The Jerry and Vickie Moyes Family Trust Dated      1,257,298               20.6%
                           12/11/87 5
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Moyes Children's Limited Partnership 5 6             963,051               33.4%
    Series I Preferred                                                          162,401
--------------------------------------------------------------------------------------------------------------------
      Class A Common       SME Steel Contractors, Inc.5                         456,800                7.5%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Jon F. Isaacson                                       52,500                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Kelle A. Simon                                       258,291                4.1%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Alban B. Lang7                                       196,507                3.1%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Tork A. Fulton                                         4,300                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       William J. Baker, Jr.                                  9,666                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Lyn Simon8                                           140,007                2.7%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Sherry S. Bokovoy9                                   207,524                3.3%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Lou A. Edwards                                         1,000                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Gordon K. Holladay                                     3,200                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Earl H. Scudder10                                     30,500                 *
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Dimensional Fund Advisors Inc.                       366,700                6.0%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       Wynnefield Capital Management                        374,000                6.1%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       MaLeCo                                               315,700                5.2%
--------------------------------------------------------------------------------------------------------------------
      Class A Common       All directors and executive officers as a          5,852,654               67.1%
                           group (11 persons)11
--------------------------------------------------------------------------------------------------------------------
________________________
* Less than one percent.

1 The business address of Jerry Moyes and The Jerry and Vickie Moyes Family Trust Dated 12/11/87 is 2200 South 75th Avenue, Phoenix, Arizona 85043. The address of the Partnership is 4001 North Third Street, Suite 400, Phoenix, Arizona. The address of SME Steel Contractors, Inc. is 5955 West Wells Park Road, West Jordan, Utah 84088. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address of Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, New York 10123. The address of MaLeCo is P.O. Box 9069, Salem, Oregon 97305.

2 In accordance with applicable rules under the Securities Exchange Act of 1934, as amended (the "Act"), the number of shares beneficially owned includes (i) 50,000 shares of Common Stock underlying options to purchase granted to Jon Isaacson, (ii) 185,000 shares of Common Stock underlying options to purchase granted to each of Kelle A. Simon and Alban B. Lang, (iii) 2,000 shares of Common Stock underlying options to purchase granted to Tork A. Fulton, (iv) 7,160 shares of Common Stock underlying options to purchase granted to William
J. Baker, Jr. (v) 75,000 shares of Common Stock underlying options to purchase granted to Lyn Simon, (vi) 170,000 shares of Common Stock underlying options to purchase granted to Sherry S. Bokovoy, and (vii) 1,000 shares of Common Stock underlying options to purchase granted to each of Lou A. Edwards, Gordan K. Holladay, and Earl H. Scudder, all of which are either currently exercisable or will become exercisable within 60 days following September 30, 2001. The shares owned also include an aggregate 36,818 shares of Common Stock held in the Company's ss.401(k) Plan on behalf of Kelle A. Simon (4,714 shares), Alban B. Lang (11,248 shares), William J. Baker, Jr. (1,733 shares), Lyn Simon (13,164 shares), and Sherry S. Bokovoy (5,959 shares). Unless otherwise indicated all shares are owned directly.

3 In accordance with applicable rules under the Act, the percentage is based on 6,115,109 shares of Common Stock outstanding on September 30, 2001, plus the following: (i) for Jon F. Isaacson, Alban B. Lang, Kelle A. Simon, Tork
A. Fulton, William J. Baker, Jr., Lyn Simon, Sherry S. Bokovoy, Lou A. Edwards, Gordon K. Holladay, and Earl H. Scudder, that portion of their options that is vested or will vest within 60 days of September 30, 2001, as stated in footnote 2 above, (ii) for the Partnership, 1,624,010 shares of Common Stock that would be issued to the Partnership if the Partnership converts its Series I Preferred Shares into Common Stock, and (iii) for Jerry Moyes, 1,924,010, which number includes the 1,624,010 shares that may be deemed beneficially owned by the Partnership and the 300,000 shares of Common Stock Mr. Moyes may acquire pursuant to the warrant granted to him in September, 2000, which warrant was ratified by the Company's stockholders at the last annual stockholders' meeting.

4 Jerry Moyes is the direct and beneficial owner of 348,000 shares of Common Stock. In accordance with applicable rules under the Act, Mr. Moyes may be deemed to beneficially own (i) 1,257,298 shares of Common Stock held by The Jerry & Vickie Moyes Family Trust Dated 12/11/87, of which Jerry Moyes and his wife, Vickie Moyes, are co-trustees, (ii) 2,587,061 shares of Common Stock that may be deemed beneficially owned by the Partnership, (iii) 456,800 Common Shares held by SME Steel Contractors, Inc. (Mr. Moyes owns approximately 75% of the outstanding voting stock of the parent corporation of SME Steel Contractors,
Inc), and (iv) 300,000 shares Common Stock underlying the warrant granted to him in September, 2000, which warrant was ratified by the Company's stockholders at the last annual stockholders' meeting. If the warrant to purchase Series I Preferred Shares and the issuance of the Series II Preferred Shares and the warrant to purchase Series II Preferred Shares are approved by the Company's stockholders at the Special Meeting (see Proposals 1, 2, and 3), Mr. Moyes may be deemed to beneficially own 9,174,009 shares of Common Stock, or 74.8% of the class.

5 Based on the October 10, 2001, joint Schedule 13D/A (Amendment No. 14) filing of Jerry Moyes, Vickie Moyes, The Jerry & Vickie Moyes Family Trust Dated 12/11/87, SME Steel Contractors, Inc., the Partnership, Ronald Moyes, and Interstate. Ronald Moyes, the brother of Jerry Moyes, is the sole general partner of the Partnership.

6 The Partnership is the direct and beneficial owner of 963,051 shares of Common Stock and, in accordance with the Act, may be deemed to beneficially own the 1,624,010 shares of Common Stock that would be issued to the Partnership if the Partnership converts its Series I Preferred Shares to Common Stock. The Partnership owns 100% of the issued and outstanding Series I Preferred Shares.

7 Resigned as an officer of the Company and voluntarily terminated employment effective October 11, 2001. Of the options deemed owned by Mr. Lang, 60,000 options will be forfeited January 9, 2002, if not exercised, and 125,000 options will be forfeited January 11, 2002, if not exercised.

8 Removed as an officer of the Company and employment terminated effective June

9, 2001. The 75,000 options held by Mr. Simon will be forfeited December 9, 2002, if not exercised.

9 Resigned as an officer of the Company and voluntarily terminated employment effective August 12, 2001. Of the options deemed owned by Ms. Bokovoy, 45,000 options will be forfeited November 10, 2001, if not exercised, and 125,000 will be forfeited November 12, 2001, if not exercised.

10 Includes 29,500 shares of Common Stock held in an IRA account.

11 Assumes conversion of Series I Preferred Shares into Common Stock.


                   CHANGES IN LIQUIDITY AND CAPITAL RESOURCES

         The growth of the Company's business has required significant investment in new revenue equipment that the Company historically has financed with borrowings under installment notes payable to commercial lending institutions and equipment manufacturers, equipment leases from third-party lessors, borrowings under its line of credit, and cash flow from operations. The Company has recently experienced liquidity problems due to losses in excess of $21.3 million for the nine months ended June 30, 2001, and substantial additional losses during the quarter ended September 30, 2001. To help the Company meet its liquidity needs, entities related to Jerry Moyes and his family have made approximately $8.8 million in equity investments in the Company during the quarters ended June 30, 2001, and September 30, 2001. There can be no assurances that these entities or Mr. Moyes will continue to provide sources of liquidity.

         The Company's $30 million line of credit is secured by accounts receivable, inventories of operating supplies, and office furniture and fixtures. The advance rate on the Company's accounts receivable is tied to the Company's net worth. The advance rate is 80% of eligible accounts receivable if the net worth is above $30 million, 75% of eligible receivables if the net worth is between $25 and $30 million, and 50% of eligible receivables if the net worth is below $25 million. As a result of the equity investments by entities related to Mr. Moyes, the Company has maintained a net worth in excess of $30 million through June 30, 2001. However, as explained above, the Company has sustained losses during the quarter ended September 30, 2001, which have reduced the Company's net worth to below $30 million. If the Company is unable to curtail its losses or continue to raise additional equity, or if its net worth falls below $25 million, the Company's liquidity could be significantly impaired.

         In August, 2001, the Company ceased making payments to its equipment lessors. The payments amount to approximately $3.8 million per month. To help the Company improve its liquidity, the Company is currently attempting to negotiate a moratorium on all lease payments until January 2002, and an extension of lease periods, with missed lease payments being added to the end of the extended lease terms. There can be no assurance, however, that the Company will be successful in these negotiations. Some lessors have declared the leases to be in default, but have not yet taken any other action. If the Company is unsuccessful in its negotiations, additional lessors could declare the leases to be in default, and lessors may repossess the equipment or seek other remedies. Accordingly, the default by the Company in the payment of its lease obligations may have a materially adverse effect on the Company's financial position and results of operations.

                   PRIOR ISSUANCE OF SERIES I PREFERRED SHARES

         As of June 30, 2001, the Partnership had used cash assets and investment income to make advances to the Company of $6,674,682 for equipment purchases and general corporate purposes. Effective June 30, 2001, the Committee approved the conversion of these advances into 190,705 of the Company's Series I Preferred Shares. On September 30, 2001, the Company and the Partnership agreed to amend the issuance price of the Series I Preferred Shares from $35.00 per share to $41.10 per share, thereby reducing the number of Series I Preferred Shares issued to the Partnership from 190,705 to 162,401.

         This infusion of capital was required to assure compliance with the tangible net worth covenant and advance rate on the line of credit for the Company's operating subsidiary, thereby allowing the Company's operating subsidiary to maintain its current borrowing levels under its line of credit. The $41.10 per share issuance price is equal to the closing bid price of Simon's Common Stock for the five days prior to and including June 30, 2001, on a conversion adjusted basis. This price is also greater than the $3.85 book value of the Common Stock on June 30, 2001, on a conversion adjusted basis. The Series I Preferred Shares are currently convertible into shares of Common Stock at the ratio of ten shares of Common Stock for each Series I Preferred Share. Each Series I Preferred Share carries the right to cast ten votes on all stockholder proposals, representing equivalent voting rights to the Common Stock upon conversion. Dividends on each Series I Preferred Share accrue at 10% per annum, based upon a $41.10 per share value. Series I Preferred Shares have a liquidation preference over the Common Stock or any other class or series of capital stock of the Company, based upon the $41.10 per share value, plus accrued dividends.

         Following the issuance of the Series I Preferred Shares, Mr. Moyes individually, SME Steel Contractors, Inc., a Utah corporation ("SME-Utah"), The Jerry & Vickie Moyes Family Trust Dated 12/11/87 (the "Moyes Trust"), and the Partnership together control approximately 60% percent of the Company's outstanding voting power. Jerry Moyes, the Moyes Trust, SME-Utah, and the Partnership have indicated to the Company that they intend to vote all of the Series I Preferred Shares and shares of Common Stock owned by them in favor of Proposals 1, 2, and 3. Assuming approval of Proposals 1, 2, and 3, Mr. Moyes and related entities will control approximately 66% of the Company's outstanding voting power.


                                   PROPOSAL 1
                         APPROVAL OF ISSUANCE OF WARRANT
                      TO PURCHASE SERIES I PREFERRED SHARES

Description of  Warrant

         In connection with the conversion of the advances from the Partnership, as discussed above in "Prior Issuance of Series I Preferred Shares," the Committee adopted and approved a warrant agreement between the Company and the Partnership effective June 30, 2001. Prior to its amendment, the warrant granted the Partnership the right to purchase up to 190,705 Series I Preferred Shares for $35.00 per share, or any lower price at which the Company issues its Series I Preferred Shares or Common Stock or any options, rights, warrants, or other securities convertible into Series I Preferred Shares or Common Stock during the ten year term of the warrant. On September 30, 2001, the Company and the Partnership agreed to amend the exercise price of the warrant from $35.00 per share to $41.10 per share, thereby reducing the number of warrants issued to the Partnership from 190,705 to 162,401. The current $41.10 per share exercise price of the warrant is equal to the average closing bid price of Simon's Common Stock for the five days prior to and including June 30, 2001, on a conversion adjusted basis. This price is also greater than the $3.85 book value of the Common Stock on June 30, 2001, on a conversion adjusted basis. The anti-dilution provisions of the warrant will automatically adjust the per share exercise price of the warrant from $41.10 per share to $16.00 per share if the issuance of the Company's Series II Preferred Shares and a warrant to purchase Series II Preferred Shares, as described in Proposals 2 and 3 below, are approved by the Company's stockholders at the Special Meeting. The issuance of the warrant is being forwarded for stockholder approval to comply with certain Nasdaq rules.

The amended and restated warrant to purchase Series I Preferred Shares is included as Addendum A to this Proxy Statement.

Interest of Certain Persons in Matters to be Acted Upon in Proposal 1

         Mr. Moyes is the Chairman of the Board of the Company. As the Company's Chairman of the Board, Mr. Moyes participated in the solicitation of proxies in favor of the proposals in this Proxy Statement. Ronald Moyes, the brother of Jerry Moyes, is the sole general partner of the Partnership.
The limited partners of the Partnership are six irrevocable trusts for the benefit of Mr. and Mrs. Moyes' children.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 1 TO APPROVE THE ISSUANCE TO THE PARTNERSHIP OF THE WARRANT TO PURCHASE SERIES I PREFERRED SHARES.


                                   PROPOSAL 2
                    ISSUANCE OF SERIES II PREFERRED SHARES

Description of Agreement

         As of September 30, 2001, Interstate had used cash assets to make advances to the Company of $2,080,670 for equipment purchases and general corporate purposes. On September 30, 2001, the Committee approved and directed the Corporation's officers to enter into a subscription agreement between the Company and Interstate pursuant to which these advances would be converted into 130,042 of the Company's Series II Preferred Shares. The subscription agreement is subject to approval by the Company's stockholders. The issuance of Series II Preferred Shares will be effective September 30, 2001, assuming the subscription agreement and the issuance of Series II Preferred Shares pursuant thereto are approved by the Company's stockholders at the Special Meeting. The $16.00 per share issuance price is equal to the closing price of the Common Stock on Friday, September 28, 2001, on a conversion adjusted basis. The subscription agreement is included as Addendum B to this Proxy Statement.

Description of Series II Preferred Shares

         Series II Preferred Shares are convertible into Common Stock at the ratio of ten shares of Common Stock for each Series II Preferred Share. Each Series II Preferred Share carries the right to cast 10 votes on all stockholder proposals, representing equivalent voting rights to the Common Stock upon conversion. Dividends on each Series II Preferred Share accrue at 10% per annum, based upon a $16.00 per share value. Series II Preferred Shares have a liquidation preference over the Common Stock or any other class or series of capital stock of the Company, other than the Company's Series I Preferred Shares, which rank evenly with the Series II Preferred Shares, based upon the $16.00 per share value, plus accrued dividends. The certificate of designation for the Series II Preferred Shares is included as Addendum C to this Proxy Statement.

Interest of Certain Persons in Matters to be Acted Upon in Proposal 2

         Mr. Moyes is the Chairman of the Board of the Company. As the Company's Chairman of the Board, Mr. Moyes participated in the solicitation of proxies in favor of the proposals in this Proxy Statement. Interstate is wholly-owned by Mr. Moyes.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO APPROVE THE SUBSCRIPTION AGREEMENT AND THE ISSUANCE OF SERIES II PREFERRED SHARES TO INTERSTATE PURSUANT THERETO.

                                   PROPOSAL 3
                               ISSUANCE OF WARRANT
                     TO PURCHASE SERIES II PREFERRED SHARES

         In addition to the issuance of the Series II Preferred Shares to Interstate pursuant the subscription agreement as discussed above in Proposal 2, the Committee approved and recommended for stockholder approval a warrant agreement between the Company and Interstate. If approved by the stockholders at the Special Meeting, the warrant would grant Interstate the right to purchase up to 130,042 Series II Preferred Shares for $16.00 per share or any lower price at which the Company issues its Series II Preferred Shares, Series I Preferred Shares, or Common Stock or any options, rights, warrants, or other securities convertible into any of the foregoing during the ten year term of the warrant. The $16.00 per share exercise price of the warrant is equal to the closing price of the Common Stock on Friday, September 28, 2001, on a conversion adjusted basis. The warrant to purchase Series II Preferred Shares is included as Addendum D to this Proxy Statement.

Interest of Certain Persons in Matters to be Acted Upon in Proposal 3

         Mr. Moyes is the Chairman of the Board of the Company. As the Company's Chairman of the Board, Mr. Moyes participated in the solicitation of proxies in favor of the proposals in this Proxy Statement. Interstate is wholly-owned by Mr. Moyes.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE ISSUANCE TO INTERSTATE OF THE WARRANT TO PURCHASE SERIES II PREFERRED SHARES.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the Annual Meeting of the Stockholders of the Company following the fiscal year ended September 30, 2001, must have been received by the Corporate Secretary of the Company at the Company's principal executive offices on or before October 1, 2001, to be eligible for inclusion in the Company's proxy material related to that meeting. The inclusion of any such proposals in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                           INCORPORATION BY REFERENCE

         SEC rules allow information to be "incorporated by reference" into this Proxy Statement. This means that important information can be disclosed by reference to another document.

         The Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 2001 (SEC File No. 000-27208), and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (SEC File No. 000-27208), are incorporated by reference into this Proxy Statement and copies of such documents are enclosed.

         These documents contain important information, and reference is made in particular to the information under the captions: (i) in the case of the 10-Q, "Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk", and (ii) in the case of the 10-K, "Exhibits, Financial Statement Schedules, and Reports on Form 8-K", "Financial Statements and Supplementary Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure", and "Quantitative and Qualitative Disclosures About Market Risk".

         Arthur Andersen LLP has served as independent public accountants for the Company since 1988. Representatives of Arthur Andersen LLP are not expected to be present at the Special Meeting.



                                 OTHER MATTERS

         The Board of Directors does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                              Simon Transportation Services Inc.
                                              /s/Jon F. Isaacson
                                              Jon F. Isaacson
                                              Chief Executive Officer
November [    ] , 2001